Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2020, relating to the financial statements and financial highlights of Mirae Asset Emerging Markets VIT Fund and Mirae Asset Emerging Markets Great Consumer VIT Fund, each a series of Mirae Asset Discovery Funds, for the period ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 29, 2020